Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 24 February 2016, relating to the 2015 consolidated financial statements (before retrospective adjustments to the financial statements and related disclosures discussed in Note 41) of Santander UK Group Holdings plc and subsidiaries (not separately incorporated by reference herein) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph outlining that Deloitte LLP were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the changes in accounting discussed in Note 41 to the consolidated financial statements and, accordingly, did not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied) appearing in the Annual Report on Form 20-F of Santander UK Group Holdings plc for the year ended 31 December 2017.

We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of such registration statement.

/s/ DELOITTE LLP

London, United Kingdom

27 September, 2018